Exhibit 99.1

MoSys Announces Pricing of $11.1 Million Public Offering

SAN JOSE, Calif., October 2, 2018 – MoSys, Inc. (NASDAQ: MOSY) today announced the pricing of a public offering with anticipated gross proceeds of approximately $11.1 million, before repaying indebtedness and deducting placement agent fees and other offering expenses. The securities offered by the Company include a combined total of 36.9 million units, which consist of (i) Common Units, at a price to the public of $0.30 per unit, consisting of one share of the Company’s common stock and a warrant to purchase one share of common stock, and (ii) Pre-Funded Units, at a price to the public of $0.30 per unit, consisting of one pre-funded warrant to purchase one share of common stock, and a warrant to purchase one share of common stock.  The common stock warrants will have an exercise price of $0.30 (subject to adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, certain dilutive issuances, reclassifications, reorganizations or similar events), will be exercisable upon issuance and will expire five years from the date of issuance.

The offering is expected to close on or about October 4, 2018, subject to customary closing conditions. The Company expects the net proceeds from the offering to be approximately $2.8 million, after the repayment of indebtedness and payment of placement agent fees and other offering expenses. The net proceeds of the offering will be used for working capital and general corporate purposes. After the $7.4 million repayment of indebtedness, the balance of the Company’s senior secured convertible notes will be $2.6 million, which will be due in August 2023.

Roth Capital Partners is acting as the lead placement agent for the offering, and The Benchmark Company is acting as a co-placement agent for the offering on a “best efforts” basis.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-225193) and was declared effective on October 1, 2018. This offering is being made only by means of a preliminary prospectus, which was previously filed with the SEC and is available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Once filed, copies of the final prospectus relating to this offering may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

Safe Harbor/Forward-Looking Statements

This press release contains forward-looking statements regarding the offering and the intended use of proceeds. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from those projected in any such forward-looking statements depending on a variety of factors, including market conditions, risks associated with the cash requirements of the company's business and other risks identified in the Company's most recent reports on Form 10-Q and Form 10-K filed with the SEC, as well as other reports that MoSys files from time to time with the SEC. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is a provider of semiconductor solutions that enable fast, intelligent data access for cloud networking, security, test and video systems. More information is available at www.mosys.com.

MoSys is a registered trademark of MoSys, Inc. in the United States and/or other countries. The MoSys logo is a trademark of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

Contacts:

Jim Sullivan, CFO

MoSys, Inc.

+1 (408) 418-7500

jsullivan@mosys.com